                                                                       EXHIBIT 2

                                Plan of Merger

     This Plan of Merger (this "Plan of Merger") dated November __, 1999 is entered into by DM Acquisition Corp., a Minnesota corporation ("Buyer Subsidiary"), and Carleton Corporation, a Minnesota corporation (the "Company"). Buyer Subsidiary is a wholly-owned subsidiary of Oracle Corporation, a Delaware corporation (the "Buyer").

     The Company desires to merge with Buyer Subsidiary, and the Buyer and Buyer Subsidiary desire to have Buyer Subsidiary merged into the Company (the "Merger"), on the terms and conditions set forth herein and in the Agreement of Merger dated the date hereof among the parties to this Plan of Merger and the stockholders of the Company setting forth certain representations and warranties, covenants and conditions in connection with the Merger (the "Merger Agreement"). Capitalized terms used herein without definition have the meanings stated in the Merger Agreement.

Section 1.  Merger

     1.1 Merger. Upon the filing of articles of merger with respect to this Plan of Merger with the Minnesota Secretary of State in accordance with Minnesota law (the "Effective Time"), Buyer Subsidiary shall be merged with and into the Company and the separate corporate existence of Buyer Subsidiary shall cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of the Company, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

     1.2 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its certificate of incorporation after the Effective Time in accordance with the laws of the State of Minnesota, and shall not be amended by virtue of the Merger.

     1.3 By-Laws. At the Effective Time, the by-laws of Buyer Subsidiary shall be the by-laws of the Surviving Corporation and shall not be amended by the Merger.

     1.4 Directors and Officers. At the Effective Time, the directors of Buyer Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Buyer Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been elected and qualified or until otherwise provided by law.

Section 2.  Effects on Capital Stock

     2.1 Company Shares Owned by Company or the Buyer. At the Effective Time, all of the shares of capital stock of the Company ("Shares") that are owned directly or indirectly by the Company or any subsidiary of the Company and any Shares owned by the Buyer, Buyer Subsidiary or any other subsidiary of the Buyer shall be canceled and no consideration shall be delivered therefor.

     2.2 Company Shares. At the Effective Time, all of the shares of Common Stock, $.25 par value per share, of the Company ("Shares"), other than any Shares as to which dissenters' rights under Section 302A.473 of the Minnesota Business Corporation Act are perfected ("Dissenters' Shares") and other than those referred to in Section 2.1, shall be converted into the right to receive, in accordance with this Plan of Merger, in cash, without interest, $2.45 per Share (the "Merger Consideration").

     2.3 Common Stock of Buyer Subsidiary. At the Effective Time, all of the outstanding shares of Common Stock of Buyer Subsidiary shall be converted into an equal number of shares of Common Stock of the Surviving Corporation.

Section 3.  Company Stock Options, Warrants, Employee Stock Purchase Plan

     3.1 Stock Options. At the Effective Time, each option outstanding under the Company's 1990 Long Term Incentive Plan and Old Carleton's 1994 Stock Option Plan will be converted into the right to receive the Spread Amount. The "Spread Amount" is (i) the excess, if any, of the Merger Consideration over the exercise price of such option times (ii) the number of Shares then subject to such option (determined, with respect to option holders who are employees of the Company at the Effective Time, without regard to any vesting or deferred exercisability provisions), net of applicable withholdings.

     3.2 Warrants. At the Effective Time, each warrant for the purchase of Shares will be converted into the right to receive (i) the excess, if any, of the Merger Consideration over the exercise price of such warrant times (ii) the number of Shares then subject to such warrant.

     3.3 Employee Stock Purchase Plan. At the Effective Time, each employee who has elected to participate in the Company's Employee Stock Purchase Plan as though it applied to shares in addition to those set forth therein shall be entitled to receive, pursuant to a letter agreement between the Company and such employee stating that such payment constitutes full satisfaction of all the Company's obligations under such Plan, an amount equal to the Merger Consideration times the number of Shares which the amount held in such Plan for such employee would have purchased under such Plan had applied to such shares.

Section 4.  Surrender of Certificates

     4.1 Paying Agent. Prior to the Effective Time, the Buyer shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which the holders of the Shares shall become entitled pursuant to Section 2.2. The Buyer shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration in the amounts and at the times provided herein. All interest earned on such funds shall be paid to the Surviving Corporation.

     4.2 Surrender Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose shares were converted pursuant to Section 2.2 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Buyer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may by appointed by the Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requested in such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 4.2. The right of any holder of Shares to receive the Merger Consideration shall be subject to and reduced by any applicable withholding obligation.

     4.3 Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

     4.4 Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. In no event shall the Buyer, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     4.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder thereof or such holder's duly authorized attorney-in-fact, the Surviving Corporation may pay, or authorize the Paying Agent to pay, the Merger Consideration with respect thereto, subject to Section
4.4 if applicable, provided that the Board of Directors of the Surviving Corporation may, it its discretion and as a condition precedent to the payment thereof, require the registered holder(s) and/or beneficial owner(s) of such Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation, the Company, the Buyer Subsidiary with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 5.  Dissenter's Rights

     If any Dissenting Shares shall be entitled to be paid the "fair value" of such Shares, as provided in Section 302A.473 of the Minnesota Business Corporation Act, the Company shall give the Buyer and Buyer Subsidiary notice thereof and the Buyer and Buyer Subsidiary shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Surviving Corporation shall not, except with the prior written consent of the Buyer or Buyer Subsidiary, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.2.

Section 6.  Miscellaneous

     6.1 Other Agreements Superseded; Waiver and Modification, Etc. This Plan of Merger, together with the Merger Agreement, supersedes all prior agreements or understandings, written or oral, of the Company and the Buyer and Buyer Subsidiary relating to the acquisition of the Company or its business and incorporates the entire understanding of the parties with respect thereto. The parties to this Plan of Merger make no representations or warranties with respect to any matter, except as expressly set forth in the Merger Agreement. The Plan of Merger may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party and only to the extent expressly stated therein.

     6.2 Interpretation. The headings used in this Plan of Merger are provided for convenience only and this Plan of Merger shall be interpreted as though they did not appear herein. References in this Plan of Merger to sections refer, unless otherwise specified, to the designated section of this Plan of Merger.

     6.3 Law Governing. Except as to matters manditorily governed by the Minnesota Business Corporation Act, this Plan of Merger shall be construed in accordance with and governed by the laws of the State of California applicable to contracts made and to be performed in California.

     6.4 Time of Essence. Time is of the essence of this Plan of Merger and all of the terms, conditions and provisions hereof.

     6.5 Counterparts. This Plan of Merger may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. One party may execute one or more counterparts other than that or those executed by another party, without thereby affecting the effectiveness of any such signatures.

     IN WITNESS WHEREOF, the parties have executed this Plan of Merger.

Company:                      CARLETON CORPORATION

                              By  _________________________________________
                                  Name:  Robert D. Gordon
                                  Title: Chairman, Chief Executive Officer
                                         and President

Buyer Subsidiary:             DM ACQUISITION CORP.

                              By  ________________________________________
                                  Name:  Daniel Cooperman
                                  Title: President, Chief Executive Officer
                                         and President

                              ARTICLES OF MERGER
                                      OF
                             DM Acquisition Corp.
                                     INTO
                             CARLETON CORPORATION


     The undersigned, the ___________________ of Carleton Corporation, a Minnesota corporation, and the __________________ of DM Acquisition Corp., a Minnesota corporation, hereby certify as follows:

          1. The plan of merger attached hereto provides for the merger of DM Acquisition Corp. into Carleton Corporation.

          2. The plan of merger has been approved by Carleton Corporation and DM Acquisition Corp. pursuant to the Minnesota Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned have duly executed this document on behalf of their respective corporations.

Date:  _____________, 1999

CARLETON CORPORATION                       DM ACQUISITION CORP.


By:  ______________________________        By:  ______________________________
     Name:                                      Name: